Exhibit 99.1

September 4, 2008	CONTACTS:	Investor Relations — Mark G. Stockard
		Phone:	(713) 381-4707
		Toll Free:	(800) 659-0059
Media Relations — Rick Rainey
		Phone:	(713) 381-3635
TEPPCO PARTNERS, L.P. ANNOUNCES PRICING OF UNITS
HOUSTON — TEPPCO Partners, L.P. (NYSE:TPP) announced today that it has priced a public offering of 8,000,000 units representing limited partner interests. TEPPCO has also granted the underwriters an option to purchase up to an additional 1,200,000 units to cover over allotments. TEPPCO also agreed to sell approximately 240,000 additional units at the same public offering price to TEPPCO Unit L.P., an affiliate of EPCO, Inc. EPCO, Inc., along with TEPPCO, is under the common control of Dan L. Duncan. The underwritten offering and sale of units to TEPPCO Unit L.P. are expected to close on September 9, 2008, subject to satisfaction of customary closing conditions.
TEPPCO intends to use the net proceeds from these sales of units to reduce borrowings outstanding under its revolving credit facility and expects to use some of the increased availability under the facility to finance capital expenditures and other growth projects.
Lehman Brothers, UBS Investment Bank and Wachovia Securities are joint book-running managers for the offering. When available, copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the underwriters as follows:

Lehman Brothers	UBS Investment Bank	Wachovia Securities
c/o Broadridge, Integrated	Attn: Prospectus Dept	Equity Syndicate Dept
Distribution Services	299 Park Avenue	375 Park Avenue
1155 Long Island Avenue	New York, NY 10171	New York, NY 10152
Edgewood, N.Y., 11717	Tel: 888-827-7275	Email: equity.syndicate@wachovia.com
Email: Giana.smith@broadridge.com		Tel: 800-326-5897
Fax: 631-254-7140
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the units described herein, nor shall there be any sale of these units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.
TEPPCO Partners, L.P., a publicly traded partnership with an enterprise value of approximately $5 billion, is a diversified energy logistics company with operations that span much of the continental United States. TEPPCO owns and operates an extensive network of assets that facilitate the movement, marketing, gathering and storage of various commodities and energy-related products. The partnership’s pipeline network is comprised of approximately 12,500 miles of pipelines that gather and transport refined petroleum products, crude oil, natural gas, liquefied petroleum gases (LPGs) and natural gas liquids, including one of the largest common carrier pipelines for refined petroleum products and LPGs in the United States. Including joint venture ownership, TEPPCO’s storage assets include approximately 27 million barrels of capacity for refined petroleum products and LPGs and about 14 million barrels of capacity for crude oil. TEPPCO also owns a marine business that transports refined petroleum products, crude oil, asphalt, condensate, heavy fuel oil and other heated oil products via tow boats and tank barges. For more information, visit TEPPCO’s website. Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P., is owned by Enterprise GP Holdings L.P. (NYSE: EPE).
###